Exhibit 3.2

WARRANT

To Purchase 145,348.84 shares of Common Stock

Trans-Industries, Inc.
(a Delaware corporation)

March      , 2004

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

WARRANT

To Purchase 145,348.84 shares of Common Stock of

TRANS-INDUSTRIES, INC.

Warrant No. 1	Dated: March , 2004

     THIS IS TO CERTIFY that, for value received Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified, or registered assigns, is entitled upon the due exercise hereof at any time during the Exercise Period (as hereinafter defined) to purchase in the aggregate One Hundred Forty-Five Thousand Three Hundred Forty-Eight and 84/100 (145,348.84) shares of Common Stock (as more particularly defined below, the “Common Stock”) of Trans-Industries, Inc., a Delaware corporation (the “Company”), at an exercise price of Three Dollars ($3.00) per share (such Exercise Price and the number of shares of Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth.

     This Warrant is one of the Company’s Warrants for Common Stock exercisable in the aggregate for 145,348.84 shares (subject to adjustment) of Common Stock and issued pursuant to that certain Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among the Company and the signatories thereto (as amended, modified and supplemented from time to time, the “Investment Agreement”).

1.	Certain Definitions.

     Capitalized terms used herein without definition shall, unless the context otherwise requires, have the following respective meanings:

     “Assignment” shall mean the form of Assignment appearing at the end of this Warrant.

     “Board of Directors” shall mean the Board of Directors of the Company.

     “Common Stock” shall mean the common stock, par value $.10 per share, of the Company.

     “Convertible Securities” shall mean evidences of indebtedness, convertible preferred stock or other securities which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

     “Exercise Period” shall mean the period commencing on March    , 2004, and terminating on 5:00 p.m. in Cleveland, Ohio on March    , 2009.

     “Exercise Price” shall mean the price per Share set forth in the preamble to this Warrant, as such price may be adjusted pursuant to Section 4.

     “Company” shall mean Trans-Industries, Inc., a Delaware corporation, and any successor thereto.

     “Notice of Exercise” shall mean the form of Notice of Exercise appearing at the end of this Warrant.

     “Other Securities” shall mean with reference to the exercise privilege of the holder of this Warrant, any shares of capital stock of the Company and any other securities of the Company or of any other Person which the holder of this Warrant at any time shall be entitled to receive, or shall have received, upon the exercise or partial exercise of this Warrant, in lieu of or in addition to shares of Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of shares of Common Stock (or Other Securities) pursuant to the terms of this Warrant or otherwise.

     “Investment Agreement” shall have the meaning specified in the preamble to this Warrant.

     “Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any Common Stock or any Convertible Securities, exercisable either immediately or upon the arrival of a specified date or the happening of a specified event.

     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

     “Warrant Shares” shall mean the Common Stock (and/or Other Securities) issued or issuable, as the case may be, from time to time upon exercise of this Warrant, including, without limitation, any Other Securities issued or issuable with respect thereto by way of dividend or distribution or in connection with a combination of Common Stock, recapitalization, merger, consolidation, other reorganization or otherwise.

2.	Exercise of Warrant.

     2.1. Right to Exercise; Notice. On the terms and subject to the conditions of this Article 2, the holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time or from time to time during the Exercise Period, all as more fully specified below.

     2.2. Manner of Exercise; Issuance of Warrant Shares. To exercise this Warrant, the holder hereof shall deliver to the Company (a) a Notice of Exercise (substantially in the form of Exhibit 2.2(a) attached hereto) duly executed by a duly authorized officer of the holder hereof (or its attorney) specifying the Warrant Shares to be purchased, which shall be a whole number,

(b) an amount equal to the aggregate Exercise Price for all Warrant Shares as to which this Warrant is then being exercised and (c) this Warrant. At the option of the holder hereof, payment of the Exercise Price shall be made (w) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (x) by check payable to the order of the Company, (y) by application of any Warrant Shares, as provided below, or (z) by any combination of such methods.

          Upon the exercise of this Warrant in whole or in part, the holder hereof may, at its option, submit to Company written instructions from such holder to apply any specified portion of the Warrant Shares issuable upon such exercise in payment of the Exercise Price required upon such exercise, in which case the Company will accept such specified portion of the Warrant Shares (at a value per share equal to the “Market Price” (as defined below) thereof, less, in each case, the Exercise Price then in effect), in lieu of a like amount of such cash payment.

          The “Market Price” of the Warrant Shares on any given date shall be determined as (i) the last reported sale price (on that date) of the Company’s Common Stock on the NASDAQ National Market System (or any other national securities exchange in the United States on which the Common Stock is then listed or admitted to trading) or (ii) if the Common Stock is not then listed or admitted to trading on any national stock exchange in the United States, the closing bid price (or average of bid prices) last quoted (on that date) for the Company’s Common Stock by an established quotation service for over the counter securities.

          Upon receipt of the items referred to in Section 2.3, the Company shall, as promptly as practicable, and in any event within five days thereafter, cause to be issued and delivered to the holder hereof (or its nominee) or the transferee designated in the Notice of Exercise, a certificate or certificates representing the Warrant Shares specified in the Notice of Exercise (but not exceeding the maximum number thereof issuable upon exercise of this Warrant) minus the Warrant Shares, if any, applied in payment of the Exercise Price. Such certificates shall be registered in the name of the holder hereof (or its nominee) or in the name of such transferee, as the case may be.

          If this Warrant is exercised in part, the Company shall, at the time of delivery of such certificate or certificates, issue and deliver to the holder hereof or the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holder hereof or such transferee to purchase at the Exercise Price then in effect the Warrant Shares for which this Warrant shall not have been exercised, and this Warrant shall be canceled.

     2.3. Effectiveness of Exercise. Unless otherwise requested by the holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates representing Warrant Shares shall be deemed to have been issued, and the holder or transferee so designated in the Notice of Exercise (subject to the provisions of Section 3.2) shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the close of business on the date on which the Notice of Exercise, the Exercise Price and this Warrant shall have been received by the Company.

3.	Registration, Transfer and Exchange of Securities; Legends.

     3.1. Registration, Transfer, Exchange and Replacement of Securities. To transfer this Warrant, the holder shall deliver to the Company a Notice of Assignment (substantially in the form of Exhibit 3.1 attached hereto) duly executed by the holder hereof (or its attorney) specifying that this Warrant (or any portion hereof) is to be transferred to the Person(s) named therein.

     3.2. Transfers and Legends. Neither this Warrant nor any Warrant Shares may be transferred or assigned (a) unless registered under the Securities Act or unless an exemption from such registration is available and (b) except in accordance with the restrictions on transfer set forth in Article 8 of the Investment Agreement, and any transfer or assignment not made in accordance with the foregoing shall be void. Unless and until the applicable conditions set forth in this Section 3 and in Article 8 of the Investment Agreement are satisfied, each Warrant shall bear substantially those legends set forth in Section 8.1 of the Investment Agreement.

4.	Adjustment Provisions.

     4.1. Adjustment of Number of Warrant Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.2, the holder hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

     4.2. Adjustment of Exercise Price. The Exercise Price shall be subject to adjustment from time to time as set forth in this Section 4.2.

            (a) Dividends, Distributions, Subdivisions and Combinations. If and whenever the Company subsequent to the date hereof:

                  (i) declares a dividend upon, or makes any distribution in respect of, any shares of capital of the Company, payable in Common Stock, Convertible Securities or Purchase Rights; or

                  (ii) subdivides its outstanding Common Stock into a larger number of Common Stock; or

                  (iii) combines its outstanding Common Stock into a smaller number of Common Stock,

then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction, (A) the numerator of which shall be the total number of outstanding Common Stock immediately prior to such event, and (B) the denominator of which shall be the total number of outstanding Common Stock immediately after such event, treating as outstanding all Common

Stock issuable upon conversions or exchanges of any such Convertible Securities issued in such dividend or distribution and exercises of any such Purchase Rights issued in such dividend or distribution.

            (b) Minimum Adjustment. If any adjustment of the Exercise Price pursuant to this Section 4.2 shall result in an adjustment of less than $.0001, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.0001; provided that upon any adjustment of the Exercise Price resulting from (i) the declaration of a dividend upon, or the making of any distribution in respect of, any shares of capital stock of the Company payable in Common Stock, Purchase Rights or Convertible Securities or (ii) the reclassification by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of Common Stock, the foregoing figure of $.0001 (or such figure as last adjusted) shall be proportionately adjusted; and provided, further, that upon the exercise of this Warrant, the Company shall make all necessary adjustments (to the nearest .0001 of a cent) not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

            (c) Reorganization, Reclassification, Recapitalization or Conversion of the Company. If and whenever subsequent to the date hereof the Company shall effect (i) any reorganization, reclassification or recapitalization of any shares of capital stock of the Company (other than in the cases referred to in Section 4.2(a)), (ii) any consolidation or merger of the Company with or into another Person, (iii) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety or (iv) any other transaction (or any other event shall occur) as a result of which holders of Common Stock become entitled to receive any other securities and/or property (including, without limitation, cash) with respect to or in exchange for the Common Stock, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the Warrant Shares theretofore deliverable, as appropriate) the number of other securities and/or the amount of property (including, without limitation, cash) to which the holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such reorganization, reclassification, recapitalization, conversion, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same aggregate Exercise Price.

                  Prior to and as a condition of the consummation of any transaction or event described in the preceding sentence, the Company shall make and undertake lawful, adequate and equitable written adjustments, binding upon the Company and/or its successor entity, as applicable, in the application of the provisions set forth herein for the benefit of the holder of this Warrant, so that all such provisions shall thereafter be applicable, as nearly as possible, in relation to any other securities or other property thereafter deliverable upon exercise of the Warrants and so that the holder of this Warrant will (prior to exercise) enjoy all of the rights and benefits enjoyed by any Person who shall have acquired any other securities and/or property in connection with any such transaction or event, including, without limitation, any subsequent tender offer or redemption of any other securities.

     4.3. Certificates and Notices.

            (a) Adjustments to Exercise Price. As promptly as practicable after the occurrence of any event requiring any adjustment under this Article 4 to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), the Company shall, at its expense, deliver to the holder of this Warrant a certificate of its chief executive officer or its chief financial officer (an “Officer’s Certificate”) setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and the number of shares of Common Stock (or Other Securities) purchasable upon exercise of this Warrant after giving effect to such adjustment.

            (b) Extraordinary Events. If and whenever the Company or its successor entity, as applicable, subsequent to the date hereof shall propose to (i) pay any dividend to the holders of Common Stock or to make any other distribution to the holders of Common Stock (including, without limitation, any cash distribution), (ii) offer to the holders of Common Stock rights to subscribe for or purchase any shares of capital stock or Convertible Securities of the Company or any other rights or options, (iii) effect any reclassification of the shares of the capital stock of the Company (other than a reclassification involving merely the subdivision or combination of outstanding Common Stock referred to in Section 4.2(a)), (iv) engage in any reorganization or recapitalization or any consolidation or merger, (v) consummate any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, (vi) effect any other transaction which might require an adjustment to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), including, without limitation, any transaction of the kind described in Section 4.2(c), or (vii) commence or effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall deliver to the holder of this Warrant an Officer’s Certificate giving notice of such proposed action, specifying (A) the date on which the books of the Company shall close, or a record shall be taken, for determining the holders of shares of capital stock of the Company entitled to receive such dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, other disposition, transaction, liquidation, dissolution or winding up shall take place or commence, as the case may be, and (B) the date as of which it is expected that holders of Common Stock shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such Officer’s Certificate shall be delivered in the case of any action covered by clause (i) or (ii) above, at least 20 days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, and, in any other case, at least 20 days prior to the date upon which such action takes place and 20 days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

            (c) Effect of Failure. Failure to give any certificate or notice, or any defect in any certificate or notice required under this Section 4.4 shall not affect the legality or validity of the adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of this Warrant.

5.	Status of Warrant Shares.

     All Common Stock (and/or Other Securities) issuable hereunder shall be duly authorized and, when issued upon exercise of this Warrant in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to preemptive rights on the part of any other Person or to any lien, charge or other security interest.

6.	Certain Covenants of the Company.

     6.1 No Impairment. The Company shall not by any action, including, without limitation, amending its certificate of incorporation, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of shares of capital stock or other securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holder hereof against impairment. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable Warrant Shares, (b) will obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Warrant, and (c) will not enter into any agreement or transaction, the terms of which would have the effect of preventing the Company from honoring its obligations hereunder.

     6.2 Certain Expenses. The Company shall pay all taxes (other than transfer taxes) and other governmental charges that may be imposed in respect of, the issue, sale and delivery of this Warrant and any Warrant Shares.

7.	Miscellaneous

     7.1. Nonwaiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the holder of this Warrant or of any Warrant Shares shall operate as a waiver of or otherwise prejudice such holder’s rights, powers or remedies.

     7.2. Amendment. Any term, covenant, agreement or condition of this Warrant may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the holder of this Warrant and the Company

     7.3. Communications. All communications provided for herein shall be delivered, mailed or sent by facsimile transmission addressed in the manner and shall be effective as of the time specified in the Investment Agreement.

     7.4. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, the holder or holders of this Warrant and, as applicable, of any Warrant Shares, to the extent provided herein, and shall be enforceable by such holder or holders.

     7.5. Governing Law. This Warrant, including the validity hereof and the rights and obligations of the Company and of the holder hereof and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Ohio without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     7.6. Headings; Entire Agreement; Partial Invalidity, etc. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Warrant, together with the Investment Agreement and the other Transaction Documents (as defined in the Investment Agreement), embodies the entire agreement and understanding between the holder hereof and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered by its duly authorized officer as of the date first written above.

TRANS-INDUSTRIES, INC.
By:
	Name:	Dale Coenen
	Title:	President and Chief Executive Officer

Exhibit 2.2(a)

FORM OF NOTICE OF EXERCISE

(To be executed only upon partial or full exercise of the within Warrant)

     The undersigned registered holder of the within Warrant irrevocably exercises the within Warrant for and purchases                Common Stock, par value $.10 per share of TRANS- INDUSTRIES, INC. and herewith makes payment therefor in the amount of $                , all at the price, in the manner and on the terms and conditions specified in the within Warrant, and requests that a certificate (or                certificates in denominations of                 shares) for such Common Stock hereby purchased be issued in the name of and delivered to [choose one] (a) the undersigned or (b)                        , whose address is                        , and, if such Common Stock shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the Warrant Shares not being purchased hereunder be issued in the name of and delivered to [choose one] (a) the undersigned or (b)                                 , whose address is                        .

Dated:           , 20     .

[ ]

By:

Name:
Title:

NOTICE:	The signature on this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

Exhibit 3.1

FORM OF ASSIGNMENT

(To be executed only upon the assignment of the within Warrant)

     FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto                  , whose address is                                    , all of the rights of the undersigned under the within Warrant, with respect to         Common Stock, par value $.10 per share of TRANS INDUSTRIES, INC. and, if such Common Stock shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the Warrant Shares not being transferred hereunder be issued in the name of and delivered to [choose one] (a) the undersigned or (b)                  , whose address is         , and does hereby irrevocably constitute and appoint                  Attorney to register such transfer on the books of TRANS-INDUSTRIES, INC. maintained for the purpose, with full power of substitution in the premises.

Dated:                   , 20         .

[ ]

By:

Name:
Title:

NOTICE:	The signature on this Assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.